Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS

Gvoke® net sales were $2.0 million in Q2 2020

Gvoke PFS prescriptions grew 72% quarter over quarter

July availability of Gvoke HypoPen™ accelerates prescription growth

June capital raise significantly strengthens balance sheet

Company to host a conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; August 10, 2020 – Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use (RTU) injectable and infusible drug formulations, today announced financial results for the second quarter and six months ended June 30, 2020, as well as pipeline and corporate highlights.

“Our strong performance this quarter reflects Xeris’ dedication to the communities we serve, despite numerous pandemic-related constraints. Prescriptions for Gvoke have continued to rise steadily, illustrating its utility for individuals with diabetes and their families, particularly in the current environment. We've taken thoughtful approaches to maintain continuity and deliver on our mission, including intense preparations for the launch of the Gvoke HypoPen, which was announced just weeks ago, positive results from four of our clinical development programs, and a successful capital raise that strengthens our balance sheet," said Paul R. Edick, Chairman and Chief Executive Officer. "We're very proud of what we've accomplished so far this year despite the circumstances and are building on our momentum with the recent Gvoke HypoPen launch that has already accelerated prescription growth, recent and upcoming regulatory dialogue around our clinical programs, and an anticipated European regulatory decision for our ready-to-use glucagon application later this year or early next year."

Second Quarter 2020 Highlights and Recent Events

Gvoke®

–In May, Xeris extended its $0 copay for Gvoke PFS to relieve the financial burden for commercially insured patients during the COVID-19 pandemic.

–Gvoke PFS prescriptions grew 72% quarter over quarter.

–In July, Xeris launched its Gvoke HypoPen™ and implemented a $0 copay offer for commercially insured patients.

–Currently, approximately 80% of patients have unrestricted access to Gvoke (PFS and HypoPen) across all payers.

Pipeline Programs

- In July, Xeris reported additional data from its Phase 1b study of its investigational ready-to-use diazepam formulation in healthy volunteers. The Company also announced it has determined a Phase 3 registration study could be initiated based on its positive interaction with the U.S. Food and Drug Administration (FDA) at its end-of-Phase 1 meeting. Preliminary topline data from this study were announced in April 2020.

- In June, Xeris reported positive topline results from a Phase 2 clinical study to evaluate its investigational ready-to-use, fixed-ratio co-formulation of pramlintide and insulin in people with Type 1 diabetes. Results from this proof-of-concept study demonstrate that Xeris’ pramlintide-insulin co-formulation safely reduced postprandial glycemic excursions and has the potential to significantly improve the management of glycemic conditions of people with diabetes.

- In June, Xeris reported positive results from the out-patient portion of its Phase 2 study evaluating the use of its glucagon formulation for the treatment of exercise-induced hypoglycemia (EIH). Results show a pre-treatment with a micro dose (150 µg) of Gvoke RTU Micro significantly prevented EIH during prolonged, moderate-to-high intensity aerobic exercise in a real-world setting with or without adjustment to insulin.

- In May, Xeris reported positive topline results from the out-patient portion of its Phase 2 study evaluating the use of its glucagon formulation for the treatment of post-bariatric hypoglycemia (PBH). Results further established the safety profile and utility for mini dosing RTU glucagon in a real-world setting. The Company previously reported positive topline results from its in-clinic portion.

- In May, Xeris announced an exclusive agreement with Clinigen Group plc to manage the supply and distribution of Gvoke outside of the United States where Gvoke is not currently licensed.

- Xeris’ Marketing Authorization Application (MAA) for its ready-to-use liquid stable glucagon for the treatment of severe hypoglycemia in people with diabetes is currently under review by the European Medicines Agency (EMA). If approved, the Company could launch its RTU glucagon in certain European countries in 2021.

Corporate Highlights

- The Company raised $109.4 million in gross proceeds from the concurrent June 2020 offerings of 5.00% convertible senior notes and common stock (including $14.3 million in gross proceeds from the exercise of the underwriters’ over-allotment options in July 2020).

- In June, with the use of proceeds from the concurrent convertible notes and equity offerings, the Company repaid the full $4.2 million outstanding under its Paycheck Protection Program loan and prepaid $20.0 million under its loan facility with Oxford Finance and Silicon Valley Bank. In conjunction with the loan prepayment, the facility’s maturity date was extended by one year and the interest-only period was extended by nine months, with the potential for an additional nine months upon achievement of a certain revenue milestone.

Second Quarter and Year-to-Date 2020 Financial Highlights

Net sales: Net sales for Gvoke® for the three- and six-months ending June 30, 2020 were $2.0 million and $3.7 million, respectively.

Research and development (R&D) expenses: R&D expenses for the three- and six-months ending June 30, 2020 were $5.3 million and $11.9 million, respectively, compared to $19.3 million and $32.5 million for the same time periods in 2019. The decrease was primarily driven by decreased CMC costs, which were due to a reduction of manufacturing batches and supplies needed for clinical trials and the expenses incurred in the prior year for the manufacturing of Gvoke prior to commercialization, and decreased expenses associated with clinical and preclinical trials.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the three months ending June 30, 2020 were $17.6 million compared to $15.0 million for the same time period in 2019. The increase was primarily driven by increased personnel expenses and increased administrative and legal costs, partially offset by decreases in marketing and selling expenses due to timing of marketing spend. SG&A expenses for the six months ending June 30, 2020 were $39.2 million compared to $27.5 million for the same time period in 2019. The increase was primarily driven by increased personnel expenses and increases in marketing and selling expenses.

Net loss: For the three months ended June 30, 2020, Xeris reported a net loss of $24.1 million, or $0.63 per share, compared to a net loss of $34.4 million, or $1.28 per share, for the same period in 2019. For the six months ended June 30, 2020, Xeris reported a net loss of $53.3 million, or $1.51 per share, compared to a net loss of $59.7 million, or $2.36 per share, for the same period in 2019.

Cash position: As of June 30, 2020, Xeris reported total cash, cash equivalents, and investments (collectively, “cash and investments”) of $145.8 million, compared to $88.8 million at December 31, 2019. Total shares outstanding as of July 31, 2020 were 46,277,008.

Conference Call and Webcast Details

Xeris Pharmaceuticals will host a conference call and webcast today, Monday, August 10, 2020 at 8:30 a.m. Eastern Time. To register for this conference call, please use this link http://www.directeventreg.com/registration/event/2099641. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. To register for the webcast, visit Xeris’ website at www.xerispharma.com.The Company recommends registering at minimum ten minutes prior to the start of the call.

Following the conference call, a replay will be available at (800) 585-8367 or (416) 621-4642 Conference ID: 2099641.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With novel technology platforms that enable ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke®. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating reconstitution and refrigeration, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technologies, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.

Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris
Pharmaceuticals, Inc., including statements regarding the market and therapeutic potential of its product candidates, expectations regarding clinical data or results from planned clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the potential utility of its formulation platforms and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, impact of COVID-19 on its business operations, its reliance on third-party suppliers for Gvoke®, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Xeris Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$1,986	$—	$3,662	$—
Grant and other income	41	297	153	545
Cost of goods sold	1,299	—	3,089	—
Gross profit	728	297	726	545
Operating expenses:
Research and development	5,289	19,333	11,935	32,500
Selling, general and administrative	17,644	15,024	39,250	27,542
Total operating expenses	22,933	34,357	51,185	60,042
Loss from operations	(22,205)	(34,060)	(50,459)	(59,497)
Other income (expense):
Interest and other income	277	845	711	1,516
Interest expense	(2,242)	(1,062)	(3,741)	(2,125)
Change in fair value of warrants	(39)	(108)	96	444
Total other income (expense)	(2,004)	(325)	(2,934)	(165)
Net loss before benefit from income taxes	(24,209)	(34,385)	(53,393)	(59,662)
Benefit from income taxes	110	—	110	—
Net loss	$(24,099)	$(34,385)	$(53,283)	$(59,662)

Net loss per common share - basic and diluted	$(0.63)	$(1.28)	$(1.51)	$(2.36)

Weighted average common shares outstanding, basic and diluted	37,973,123	26,889,398	35,381,720	25,234,489

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$102,465	$19,519
Short-term investments	41,530	56,030
Trade accounts receivable, net	3,171	4,693
Other accounts receivable, net	701	946
Inventory	4,824	2,176
Prepaid expenses and other current assets	3,672	4,119
Total current assets	156,363	87,483
Investments	1,790	13,231
Property and equipment, net	7,387	7,853
Other assets	270	420
Total assets	$165,810	$108,987

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,440	$5,603
Other accrued liabilities	13,240	18,119
Accrued trade discounts and rebates	2,412	1,375
Accrued returns reserve	2,477	1,957
Other current liabilities	218	284
Total current liabilities	22,787	27,338
Long-term debt, net of unamortized debt issuance costs	109,476	58,305
Other liabilities	9,166	8,908
Total liabilities	141,429	94,551
Total stockholders' equity	24,381	14,436
Total liabilities and stockholders' equity	$165,810	$108,987